Exhibit 23

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-3415, 33-33153, 33-53155, 33-53897, 33-55317, 33-58787, 333-36909, 333-49195, 333-36846, 333-75848, 333-100234, 333-105161, 333-105162, and 333-121604 on Form S-8 and Nos. 333-33814 and 333-116138 on Form S-3 and No. 333-120576 on Form S-4 of our reports dated February 28, 2005, relating to the consolidated financial statements of Marshall & Ilsley Corporation and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Marshall & Ilsley Corporation for the year ended December 31, 2004.

Deloitte & Touche LLP

Milwaukee, Wisconsin

March 11, 2005